Exhibit 10.5


                              ACQUISITION AGREEMENT

This Acquisition Agreement (this "Agreement"), dated as of August 15, 2000, is entered into by and between New Medium Enterprises, Inc, a Nevada corporation ("NME"), and Stratagram Technology Group Inc, a Nevada Corporation ("STGI").

Whereas, STGI owns all of the assets and rights of Broadeo Wireless Communications Assets hereinafter referred to as ("BWC Assets").

Whereas, the Boards of Directors of NME and STGI each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Acquisition of Broadeo Wireless Assets, "BWC ASSETS" by NME (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Acquisition in accordance with this Agreement;

Whereas, NME and STGI desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition by NME of "BWC ASSETS" and also to prescribe various conditions to the Acquisition.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, NME and STGI hereby agree as follows:

ARTICLE I   The Acquisition

Section 1.1. The Acquisition. At the Closing Time (as defined below) and upon the terms and subject to the conditions of this Agreement NME shall acquire 100% of the Assets of "BWC ASSETS" (as defined below) (the "Acquisition").

Section 1.2. Closing of the Acquisition. The closing of the Acquisition (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest occurrence of the conditions set forth in Article 5 (the "Closing Date"), at the offices of NME unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3.   Terms of the Transaction:

A.   Acquisition of "BWC ASSETS":

STGI Shall deliver to NME 100% of the intellectual property and business plan assets, sketches, drawings, prototypes, designs, system specifications, conceptual drawings, etc. of "BWC ASSETS" and its broadband multimedia concept ("The BWC System").

B.  Issuance of Warrants to STGI for purchase shares of NME:



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     (a)  NME shall deliver to STGI warrants of NME to purchase 500,000 common shares of NME exercisable at $1.00 per share and warrants of NME to purchase 500,000 common shares of NME exercisable at $1.50 per share. The exercise of warrants shall be subject to a lockup period as follows: 25% of warrants shall be exercisable anytime after 60 days following the . effectiveness of the Registration Statement, 25% of warrants shall be exercisable anytime after 90 days following the effectiveness of the Registration Statement 25% of warrants shall be exercisable anytime after 120 days following the . effectiveness of the Registration Statement 25% of warrants shall be exercisable anytime after 150 days following the . effectiveness of the Registration Statement. Notwithstanding the aforementioned, at no time shall STGI permitted to exercise such number of warrants that would result in a number of shares issued to STGI that would exceed 15% of the dollar amount traded in the five trading days prior to the date of such exercise. NME may waive part or all of the lockup provisions stated herein.

     (b) Warrants shall be valid for a period of three years from the date of the effectiveness of the Registration Statement.

     (c) NME will register with the SEC 1,000,000 common shares underlying the warrants.

C.   STGI Equity in Broadeo.

     (a) NME shall cause the organization of Broadeo Wireless Communications, Inc. (BWCI) as a separate corporation, under the Laws of Nevada, to develop The BWC System.

     (b) NME shall name three officers and directors. STGI shall name one officer and no directors.

     (c) Broadeo Wireless Communications Inc. (BWCI) shall authorize 100,000,000 shares. Out of the authorized shares BWCI shall issue a total of 10,000,000 shares of which NME shall own 9,500,000 and STGI shall own 500,000 shares.


ARTICLE 2

Representations and Warranties of NME.
NME hereby represents and warrants to
STGI as follows:

Section 2.1. Organization and Qualification. NME is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on NME.



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Section 2.2 Authority Relative to this Agreement. NME has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NME (the "NME Board") and no other corporate proceedings on the part of NME are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NME and constitutes a valid, legal and binding agreement of NME, enforceable against NME in accordance with its terms.

Neither the execution, delivery and/or performance of this Agreement by NME nor the consummation by NME of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws.

Section 2.3. No Default. NME is not in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach default or violation) of any term, condition or provision of
(i) its Certificate of Incorporation or Bylaws (or similar governing documents).

Section 2.4. Litigation. NME has no suit, claim, action, proceeding or investigation pending or, to the knowledge of NME, threatened against NME or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity. Except as disclosed herein, NME is not subject to any outstanding order, writ, injunction or decree.

Section 2. 5 Disclosure. No representation or warranty of NME in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to STGI pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.


ARTICLE 3

Representations and Warranties of STGI
Except as set forth on the Disclosure Schedule delivered by STGI to NME (the "STGI Disclosure Schedule"), STGI hereby represents and warrants to NME as follows:

Section 3.1. Authority Relative to this Agreement;

     (a) STGI has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by The Board of Directors of STGI (the "STGI Board"), and no other corporate proceedings on the part of STGI are necessary to authorize this Agreement or to consummate the



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          transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by STGI and constitutes a valid, legal and binding agreement of STGI, enforceable against STGI in accordance with its terms.

     (b) The STGI Board has resolved to approve and adopt this Agreement. Neither the execution, delivery and performance of this Agreement by STGI nor the consummation by STGI of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (ii) result in a violation or breach or constitute a default under, any instrument or obligation to which STGI or any of STGI subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or including the "BWC ASSETS".

Section 3.2 No Default. None of STGI or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which STGI or any of its subsidiaries, including the "BWC ASSETS" assets, is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to STGI, its subsidiaries or any of their respective properties or assets. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which STGI or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets including the assets of "BWC ASSETS" may be bound .and that has not expired is in full force and effect and is not subject to any default thereunder of which STGI is aware by any party obligated to STGI or any subsidiary thereunder.

Section 3.3 Litigation. . There is no suit, claim, action, proceeding or investigation pending, or, ., threatened against STGI or any of its subsidiaries or any of their respective properties or assets further, none of STGI or its subsidiaries is subject to any outstanding order, writ, injunction or decree.

Section 3.4 Title to Property. STGI has defensible title to all of "BWC ASSETS" assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby.

Section 3.5 Intellectual Property.

(a) STGI possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefore that are material to the assets of "BWC ASSETS" as currently conducted.

(b) The validity of the "BWC ASSETS" Property Rights and the title thereto by STGI or any subsidiary, as the case may be, is not being questioned in any litigation to which STGI or any subsidiary is a party.



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(c)  Each of STGI and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where STGI has elected to rely on patent or copyright protection in lieu of trade secret protection. STGI hereby provides full descriptions of all of its patents as filed with the PTO.

Section 3.6 Vote Required. The affirmative vote of the holders of the outstanding STGI Shares is the only vote of the holders of any class or series of STGI capital stock necessary to approve and adopt this Agreement and the Acquisition.

Section 3.7 Insider Interests. No officer or director of STGI has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or STGI Intellectual Property Rights, used in or pertaining to the "BWC ASSETS", other than

Section 3.8. Opinion of Financial Adviser. STGI management has determined, without the advise of an outside Financial Adviser, to the effect that, as of such date the exchange ratio contemplated by the Acquisition is fair to the holders of STGI Shares.

Section 3.9 Disclosure. No representation or warranty of STGI in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to NME pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

Section 3.10 No Existing Discussions. As of the date hereof, STGI is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Third Party Acquisition.

Section 3.11. Material Assets:

STGI has delivered or otherwise made available to NME true, correct and complete copies of all, product design and development plans as described in Appendix A.

Section 3.12 Non-Compete STGI hereby agrees not to compete directly or indirectly in any venture or endeavor in the wireless communication sector, and not to disclose any of its trade secrets, intellectual properties, business plans, concepts, sketches etc. to any outside parties.


ARTICLE 4

Section 4.1. Other Potential Acquirers. STGI, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any Third Party Acquisition.



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Section 4.2. Meetings of Stockholders. Each of STGI and NME shall take all action necessary, in accordance with the respective General Corporation Law of its respective state, and its respective certificate of incorporation and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by their respective charters and bylaws and STGI will, through its respective Board of Directors, recommend to its respective stockholders approval of such matters.

Section 4.3. Registration. NME shall use all reasonable efforts to cause the shares issued in the Acquisition which underlie the warrants, to be to be registered pursuant to the Securities Act of 1933.

Section 4.4. Confidentiality:

NME will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement.


ARTICLE 5

Conditions to Consummation of the Acquisition

Section 5.1. Conditions to Each Party's Obligations to Effect the Acquisition. The respective obligations of each party hereto to effect the Acquisition are subject to the satisfaction at or prior to the Closing Time of the following conditions:

(a) This Agreement shall have been approved and adopted by the requisite vote of the stockholders of STGI
(b) This Agreement shall have been approved and adopted by the Board of Directors of NME and STGI;

Section 5.2. Conditions to the Obligations of NME. The obligation of NME to effect the Acquisition is subject to the satisfaction at or prior to the Closing Time of the following conditions:

(a) All representations of STGI contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct.
(b) Each of the covenants and obligations of STGI to be performed at or before the Closing Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Time. STGI shall have delivered to NME a certificate to that effect.
(c) STGI shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by NME pursuant to the Acquisition to any obligation, right or interest of "BWC ASSETS" under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument,



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(d)  There shall have been no events, changes or effects with respect to "BWC
     ASSETS".

Section 5.3. Conditions to the Obligations of STGI. The respective obligations of STGI to effect the Acquisition are subject to the satisfaction at or prior to the Closing Time of the following conditions:

     (a) Each of the covenants and obligations of NME to be performed at or before the Closing Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Closing Time and at the Closing NME shall have delivered to STGI a certificate to that effect


ARTICLE 6
Termination; Amendment; Waiver

Section 6.1. Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Time, whether before or after approval and adoption of this Agreement by STGI's stockholders:

     (a)  By mutual written consent of NME and STGI;

     (b) By NME if (i) there shall have been a breach of any representation or warranty on the part of STGI set forth in this Agreement, or if any representation or warranty of STGI shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by August 31, 2000..(or as otherwise extended), (ii) there shall have been a breach by STGI of any of their respective covenants or agreements hereunder having an Adverse Effect on STGI and or "BWC ASSETS" or adversely affecting (or materially delaying) the consummation of the Acquisition, and STGI, as the case may be, has not cured such breach within 20 business days after notice by NME thereof, provided that NME has not breached any of its obligations hereunder;

     (c) By STGI if (i) there shall have been a breach of any representation or warranty on the part of NME set forth in this Agreement, or if any representation or warranty of NME shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by August 31, 2000.(or as otherwise extended), (ii) there shall have been a breach by NME of its covenants or agreements hereunder having a Material Adverse Effect on NME.

Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 hereof. Nothing contained in this
Section 6.2 shall relieve any party from liability for any breach of this Agreement.



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Section 6.3. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 6.4. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.


ARTICLE 7
Miscellaneous

Section 7.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof.

Section 7.2 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 73. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to STGI:  Barry Shisgal
             EVP
             Stratagram Technology Group Inc.
             2423 Avenue L
             Brooklyn NY 11210-4530

If to NME:   Ethel Schwartz
             President
             New Medium Enterprises Inc.
             1510 51st Street
             Brooklyn NY 11204

Or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

Section 7.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.



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Section 7.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.8 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Acquisition, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder

Section 7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.



New Medium Enterprises, Inc.

_________________________________           Dated: August 15, 2000
Ethel Schwartz, CEO


Stratagram Technology Group, Inc.

_________________________________           Dated: August 15, 2000
Barry Shisgal, Executive V.P.





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Appendix A
Attached material Assets: Confidential technology and business plans

                                  CONFIDENTIAL

Appendix A - Broadeo Wireless Communications Assets
Section 3.11 MATERIAL ASSETS
Confidential Business and Technology plans

The following plans constitute the Broadeo Wireless Communications Assets (BWCA) pursuant to the Acquisition Agreement to which this document is appended:

1.    Technology

     a. The Multipoint to multipoint network design which offers the following benefits for a fixed wireless network:
          i. Conforms to the "line of sight" requirement of high frequency transmissions.
          ii. Reduces the size, power and cost of the CPE (consumer premise equipment).
          iii. Reduces microwave radiation levels for residential equipment.
          iv.  Reduces the required number of powerful base station.
          v. Increases the number of cells and multiplies the total data throughput per area.

     b. The application of the following technology concepts to potentially increase the total bandwidth available within each cell and to improve system and cost efficiencies. These technologies were researched by STGI as a solution for cost and bandwidth improvements but are not proprietary to STGI or Broadeo. Future specific hardware or software designs for these systems may be patentable.
          i. Spread Spectrum - allows borrowing of unused spectrum to support crowded channels.
          ii. High modulation schemes (64-256QAM vs. QPSK or 16QAM) - increase data rate and capacity but may increase SNR Signal Noise Ratio and Signal to Interference C/I Ratio.
          iii. Sectorized Transceivers - transmit a directionally focused signal dividing their cell circumference into multiple channels, which can each reuse the entire frequency range. An antenna with 20-degree sectors can multiply its total capacity by providing the maximum signal bandwidth to each of the 18 sectors.
          iv. Vertical and Horizontal Polarization - separate signals occupying the full frequency range can be polarized and transmitted over perpendicular plates.
          v. Array Broadcasting - Using a close array of antennas to channel a signal into directional beams, which can each carry the full bandwidth. Results are similar to using sectorized antennas but this technology offers greater control of directional channeling. (Array Com)



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          vi.  Multiplexing - W-OFDM (Wideband Orthogonal Frequency Division
               Multiplexing) (Wi-Lan)
          vii. MC-DSSS (Multi-Code Direct Sequence Spread Spectrum) (wi-lan)
     c.   The following infrastructure hardware
          i. The Broadband Multimedia Gateway - a line of intelligent "active network" servers, switches and gateways utilizing IPv6 and other protocol enhancements to enable delivery of integrated multimedia (data, voice, video) content and services. This line will consist of multimedia IP "jukeboxes" for internal deployment (in Hotels, Universities, Cruise ships etc.), carrier-class broadband multimedia gateways to enable delivery across multiple broadband channels and multimedia IP storage server, which are designed to out perform conventional storage servers.
     d. The following consumer premises equipment (CPE) and end-user interface concepts
          i. The "Home Server" - a server designed to allow multiple users to simultaneously control and retrieve various broadband media resources.
          ii. "Virtual Appliances" - media control units designed to simulate the convenient user interfaces already on the market. These include remote control units, "virtual" sound systems, "virtual" VCRs, telephone units etc.
          iii. Integration of the following third party interfaces: Singularis, OpenTv and ACTV
     e. Guidance on the specification requirements of MTU (multi tenant units) and client interface network switches, routers and other equipment (i.e. BlueTooth).
     f. Guidance on defining protocols for security, billing and multimedia control.
     g. Guidance on specification requirement and system design for user interface hardware and software and for I/O and control mechanisms.

2.   Business
     a.   The trade name Broadeo
     b. The Broadband Multimedia Service (BMS) business model which STGI designed as the evolutionary successor of today's telecom services. The BMS system is structured as a convergence of Cable TV, Telephone and Internet access services. The BMS system is a service designed to generate revenues from monthly subscription fees based on bandwidth allocation and fees for Video On Demand.
     c. Guidance on further developing the business model of The Venture and in seeking strategic alliances with Media, software, hardware and telecom companies.



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     d.   Broadeo.com, the domain name and the website.

Components of Broadeo's Broadband Media Service platform




                                    [CHART]













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